Exhibit 99.1

Ondas Holdings Reports Fourth Quarter and Full Year 2022 Financial Results

Reaffirms operating and financial outlook shared at Virtual Investor Event on February 14, 2023

Conference Call Scheduled for Today at 8:30 a.m. ET

WALTHAM, MA – March 14, 2023 - Ondas Holdings Inc. (Nasdaq: ONDS) (“Ondas” or the “Company”), a leading provider of private industrial wireless networks and commercial drone and automated data solutions, reported financial and operating results for the fourth quarter and the full year ended December 31, 2022.

“Ondas entered 2023 with momentum across all business segments. Our high-value, proprietary technology platforms have now transitioned to commercial adoption as we execute on the opportunities in the large critical markets we target including rail, O&G and public safety,” said Eric Brock, Ondas’ Chairman and CEO. “We are delivering near-term revenue in both our Ondas Networks and Ondas Autonomous Systems (OAS) businesses and defining the new, emerging industries around autonomous drones, data, and AI.

“The immediate opportunity for Ondas Networks is to deploy our FullMAX wireless data platform to support critical train operations and rail safety initiatives to a growing number of Class I U.S. railroads. Demand for our wireless networking technology is accelerating as regulatory deadlines near in the 900 MHz frequency band and awareness grows of the requirements for robust, secure private wireless systems to support the adoption of existing and new rail safety applications. We are proud of the work we are doing to provide a wireless backbone supporting existing and new advanced technologies required as the railroads continue to invest in efficient and safe train operations. We believe Ondas Networks wireless systems will be an important component adding to US rail safety upgrades.

“We see momentum building in our drone businesses as we transition our Optimus platform to fleet deployments, including the building of Urban Drone Infrastructure across densely populated cities. We have integrated American Robotics, Airobotics, and now Iron Drone’s operations into our OAS business unit to create a global player in autonomous drone platforms, unifying R&D and sales efforts to deliver several early successes. We believe OAS is positioned to lead the growth of a winner-take-most drone market that is by some estimates forecast to grow to over $100 billion. OAS’s technical leadership is buttressed by regulatory expertise as evidenced by best-in-class FAA regulatory approvals to operate autonomous drones and what we believe are the first fleet deployments of autonomous drone systems in urban environments.

Brock concluded, “With a strong backlog as we enter 2023, Ondas is optimizing current revenue opportunities while investing in growth to maintain leadership across our business units. With expected revenue growth and more efficient expense management after restructuring OAS, we believe we have established a path to profitability”

Full Year 2022 and Recent Highlights – Ondas Networks

●	Secured initial volume purchase order from Siemens for commercial deployment in the greenfield 900 MHz network; scaling production to meet growing order book

●	Completed qualification requirements for commercial deployments with BNSF and CSX; began pre-commercial launch activity with four additional Class I railroads

●	Launched new development program with Siemens UK for on-locomotive radios designed for European rail markets

●	Delivered MC-IoT Rail Lab to MxV Rail, the technical standards arm of the Association of American Railroads (AAR)

●	Expanded Rail lab with additional capability including the Network Controller functionality

●	Secured a commercial volume order from Siemens for multi-year delivery of an on-locomotive HOT radio on behalf of Indian Railways

●	Delivered a MC-IoT wireless communications network for the emerging maritime security market to IAI Elta in the Caribbean & India

●	Secured initial 160 MHz order from Class I railroad through Siemens

●	Entered Canadian rail market following receipt of government authorization to sell 900 MHz Advanced Train Control System (ATCS) products in Canada

●	New evolution of IEEE 802.16 industrial wireless standard advanced to formal ratification phase; standard revisions based on input from Ondas Networks and a diverse group of Railroad stakeholders

Stewart Kantor, Ondas Networks Founder and President, commented, “Ondas Networks enters 2023 with growing momentum with commercial adoption of our “dot16-compliant” FullMAX technology in the greenfield 900 MHz network with the Class I Railroads beginning. We are scaling production to deliver on our order backlog while working to secure additional orders in the U.S. and internationally for rail and other use cases including marine and homeland security. The opportunity in rail is supported by our partnership with Siemens, with whom we are jointly engaged in marketing and supporting customers and in new product development.

Kantor continued, “In addition to US rail opportunities, we see international opportunities growing. We are poised to meet the mission-critical needs of the Canadian rail and transport systems following our receipt of government authorization to sell 900 MHz ATCS products in Canada. We have received initial orders from Siemens for Indian rail customers and are advancing the development of an on-locomotive radio for European rail markets.”

Full Year 2022 and Recent Highlights – Ondas Autonomous Systems

●	Acquired Airobotics, a leading developer of autonomous drone systems and creator of the Optimus System™, the world’s most advanced drone-in-a-box (DIB) platform

●	Secured the world’s first order for fleet deployments of autonomous drone systems in an urban environment, bringing the Optimus System to the cities of Dubai and Abu Dhabi, United Arab Emirates (UAE)

●	Launched the Urban Drone Infrastructure system, enabling cities to take advantage of autonomous drone services through a variety of applications, including emergency response, public safety, infrastructure inspection, and priority package delivery

●	Announced planned Joint Venture with UAE-based SkyGo to supply aerial data services for smart city applications to customers across the city of Abu Dhabi

●	Acquired assets of Iron Drone, an innovative counter-drone (c-UAS) system that utilizes drones and AI-enabled vision to protect against hostile drones; Launched the new counter-drone system at World Police Summit in Dubai

●	Announced MOU for expanded collaboration with the Dubai Police; Dubai Police express intent to purchase units of the newly launched Iron Drone c-UAS system, continue expansion of the Optimus Urban Drone Infrastructure deployments and the ongoing development of AI-related technologies

●	Received repeat purchase orders for drone infrastructure services from major semiconductor chip manufacturer

●	Fortified regulatory market leadership, expanding its status as first to receive FAA authorization for autonomous flight clearance with further expansion into more geographic areas and authorization for Beyond-Visual-Line-of-Sight (BVLOS) operations up to 10 miles

●	Achieved notable milestone in the FAA’s Type Certification (TC) process for Optimus, with the publication of Optimus’ Airworthiness Criteria in the Federal Register during March 2022

●	The Optimus 1-EX UAS N-1 Issue Paper, applicable for noise certification, has successfully advanced to the final phase (phase 4) and has been officially signed by the FAA, marking a major step forward the completion of the TC process

OAS President Meir Kliner commented, “We have hit the ground running after closing the Airobotics acquisition in January and establishing the Ondas Autonomous Systems global business unit. Momentum with customers is growing as we deepen our customer relationships in the UAE and Israel and prepare to expand in the United States. The recent orders in the UAE for fleet deployment of our Optimus System™ for urban public safety, homeland security and smart city use cases validate the safety and reliability, as well as the value, of our Optimus platform to customers.

“Interest in Optimus for these use cases, and in industrial markets has expanded with this validation and the increased global footprint for Airobotics as part of Ondas. This was evident at last week’s World Police Summit in Dubai where both our Optimus Urban Drone Infrastructure and Iron Drone c-UAS platforms were presented and generated great interest from potential customers and industry partners.

Kliner continued, “Autonomous drone systems are designed to reduce costs, increase efficiencies, improve operations, and enhance safety through unprecedented access to data. We believe these technologies are creating tremendous value for businesses and communities and the adoption curve is now ramping. From regulatory, commercial, and technology perspectives, OAS is leading the industry.”

Fourth Quarter 2022 Financial Results

Revenues decreased to approximately $0.5 million for the three months ended December 31, 2022, compared to approximately $0.6 million for the three months ended December 31, 2021. The decrease in revenue was primarily a result of lower development revenue and product sales compared to the prior-year period.

Gross profit increased to approximately $0.3 million for the three months ended December 31, 2022, compared to $166,000 for the three months ended December 31, 2021. Gross profit as a percentage of revenues improved to approximately 56% for the three months ended December 31, 2022, compared to 29% for the three months ended December 31, 2021, benefiting from higher margin product sales.

Operating expenses increased to $38.3 million for the three months ended December 31, 2022, as compared to $4.1 million in the three months ended December 31, 2021. Operating expenses included a $19.4 million non-cash charge related to goodwill impairment which reflects a write down in the book value of American Robotics and reflects, among other things, a dramatic decline in valuations of comparable small, emerging technology and the decline in our share price. The rise in operating expenses was primarily due to an increase in research and development expenses, professional fees associated with the Airobotics acquisition, along with an increase in depreciation, amortization and stock-based compensation expense.

The Company realized an operating loss of approximately $34.5 million for the three months ended December 31, 2022, as compared to $7.0 million for the three months ended December 31, 2021. Operating loss grew primarily as a result of the aforementioned non-cash charge for goodwill impairment, as well as increases in research and development and general and administrative costs. Net loss was approximately $38.3 million for the three months ended December 31, 2022, as compared to a net loss of $4.1 million for the three months ended December 31, 2021.

Excluding non-cash and non-recurring costs, the Company realized an Adjusted EBITDA loss of approximately $12.6 million for the three months ended December 31, 2022, as compared to $5.0 million for the three months ended December 31, 2021. A reconciliation of Adjusted EBITDA, a non-GAAP measure, is provided in the attached financial tables.

Full Year 2022 Financial Results

Revenues were approximately $2.1 million for the year ended December 31, 2022, a decline of approximately 28% compared to approximately $2.9 million for the year ended December 31, 2021. The decline in revenue was primarily due to lower development revenues at Ondas Networks. This revenue level in 2022 and 2021 reflected the modest commercial activity for our wireless and autonomous drone platforms as we prepared for commercial adoption which is now expected to begin in 2023.

Gross profit was relatively flat at $1.1 million for the full year 2022, registering approximately a 1% increase as compared to the year ended December 31, 2021. Gross profit on a percentage basis, was approximately 52% for the year ended December 31, 2022, as compared to 38% for the year ended December 31, 2021.

Operating expenses increased to approximately $70.5 million for the year ended December 31, 2022, as compared to $19.1 million for the year ended December 31, 2021. The operating expenses reflected a full year of American Robotics expenses in 2022 as compared to a partial year of AR expenses in 2021 as the acquisition closed in August 2021. The largest portion of the increase in operating expenses was due to a one-time non-cash goodwill impairment charge of $19.4 million. In addition, research and development cost increased to $24.0 million during 2022 from $5.8 million in 2021. There was also an increase in general and administrative expense to $23.6 million in 2022 from $11.8 million in 2021. Included in these figures are non-cash charges, including depreciation, amortization, and stock-based compensation of $9.9 million in 2022 and $4.7 million in 2021. Expenses in 2022 also included approximately $2.1 in professional fees related to the Airobotics acquisition.

The Company realized an operating loss of approximately $69.4 million for the year ended December 31, 2022, as compared to a loss of approximately $18.0 million for the year ended December 31, 2021. Operating loss increased primarily as a result of the aforementioned increase in operating expenses and the $19.4 million goodwill impairment charge. Net loss was approximately $73.2 million for the year ended December 31, 2022, as compared to a net loss of $15.0 million for the year ended December 31, 2021.

Excluding non-cash and non-recurring costs, the Company realized an Adjusted EBITDA loss of approximately $40.1 million for the year ended December 31, 2022, as compared to $13.2 million for the year ended December 31, 2021. A reconciliation of Adjusted EBITDA, a non-GAAP measure, is provided in the attached financial tables.

The Company held cash and cash equivalents of approximately $29.8 million as of December 31, 2022, as compared to approximately $40.8 million as of December 31, 2021. The decline in cash and cash equivalents is primarily a result of operating expenses incurred during the year offset by the Company’s $34.5 million convertible note offering which resulted in gross proceeds of $30.0 million and closed in October 2022.

Operational and Financial Outlook for 2023

Ondas is reaffirming its operational and financial outlook for 2023 as shared during the Virtual Investor Event held on February 14, 2023. Commercial adoption of Ondas Networks’ FullMAX™ and OAS’ Optimus System™ are expected to drive significant revenue growth during the year. Based on the current outlook, the Company expects to generate between $26 million and $30 million revenue and an Adjusted EBITDA loss of between approximately $19 million and $24 million for the full year ended December 31, 2023.

The Company expects bookings and revenue growth to fluctuate from quarter-to-quarter given the uncertainty around the timing of customer activity in front of the targeted commercial rollout for the 900 MHz Rail network, the development programs underway with Siemens and MxV Rail, in addition to the timing of OAS’s deliveries to the UAE and its growing roster of customers.

Earnings Conference Call & Audio Webcast Details

An earnings conference call is scheduled for today (March 14, 2023) at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time). The conference call will also be broadcast live and available for replay here and via the investor relations section of the Company’s website at ir.ondas.com. A replay will be accessible from the investor relations website after completion of the event.

Date: Tuesday, March 14, 2023

Time: 8:30 a.m. Eastern time

Toll-free dial-in number: 844-883-3907

International dial-in number: 412-317-5798

Call participant pre-registration link: here

The Company encourages listeners to pre-register, which allows callers to gain immediate access and bypass the live operator. Please note that you can register at any time during the call. For those who choose not to pre-register, please call the conference telephone number 10-15 minutes prior to the start time, at which time an operator will register your name and organization.

About Ondas Holdings Inc.

Ondas Holdings Inc. (“Ondas”) is a leading provider of private wireless data solutions via Ondas Networks Inc. (“Ondas Networks”) and commercial drone solutions through American Robotics, Inc. (“American Robotics” or “AR”) and Airobotics LTD (“Airobotics”), which we operate as a separate business unit called Ondas Autonomous Systems.

Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging commercial and government markets. Ondas Networks’ standards-based (802.16s), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications.

Our Ondas Autonomous Systems business unit designs, develops, and markets commercial drone solutions via the Optimus System™, the Scout System™ and the Raider™ (the “Autonomous Drone Platforms”). The Autonomous Drone Platforms are highly automated, AI-powered drone systems capable of continuous, remote operation and are marketed as “drone-in-a-box” turnkey data solution services. They are deployed for critical industrial and government applications where data and information collection and processing are required. The Autonomous Drone Platforms are typically provided to customers under a Data-as-a-Service (DaaS) business model. American Robotics and Airobotics have industry leading regulatory successes which include having the first drone system approved by the FAA for automated operation beyond-visual-line-of-sight (BVLOS) without a human operator on-site.

Ondas Networks, American Robotics and Airobotics together provide users in oil & gas, rail, mining, agriculture, public safety and other critical infrastructure and government markets with improved connectivity and data collection and information processing capabilities.

For additional information on Ondas Networks and Ondas Holdings, visit www.ondas.com or follow Ondas Networks on Twitter and LinkedIn. For additional information on American Robotics, visit www.american-robotics.com or follow American Robotics on Twitter and LinkedIn. For additional information on Airobotics, visit www.airoboticsdrones.com or follow Airobotics on Twitter and LinkedIn.

Information on our websites and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

Non-GAAP Financial Measure

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide a reconciliation of Adjusted EBITDA, the non-GAAP financial measure, contained in this press release to the most directly comparable measure under GAAP, which reconciliation is set forth in the table below.

We believe that Adjusted EBITDA facilitates analysis of our ongoing business operations because it excludes items that may not be reflective of, or are unrelated to, the Company’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate Adjusted EBITDA differently, and therefore our measures may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA should only be used as supplemental measures of our operating performance.

We believe that Adjusted EBITDA improves comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the table below, which management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses.

Management uses Adjusted EBITDA in making financial, operating, and planning decisions and evaluating the Company’s ongoing performance.

With respect to our financial target for 2023 for Adjusted EBITDA a reconciliation of this non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from this non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income prepared in accordance with GAAP, that would be required to produce such a reconciliation.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Investor Relations and Company Contact:

Reese Mozer, President

Ondas Holdings Inc.

888-350-9994 x1019

ir@ondas.com

ONDAS HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Current Assets:
Cash	$29,775,096	$40,815,123
Accounts receivable, net	104,276	1,213,195
Inventory, net	2,173,017	1,178,345
Note receivable	2,000,000	-
Other current assets	1,749,613	1,449,610
Total current assets	35,802,002	44,656,273

Property and equipment, net	3,099,887	1,031,999

Other Assets:
Goodwill	25,606,983	45,026,583
Intangible assets, net	28,787,171	25,169,489
Long-term equity investment	1,500,000	500,000
Lease deposits	218,206	218,206
Operating lease right of use assets	2,930,996	836,025
Total other assets	59,043,356	71,750,303
Total assets	$97,945,245	$117,438,575

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,965,829	$2,411,085
Operating lease liabilities	580,593	550,525
Accrued expenses and other current liabilities	3,092,364	1,149,907
Convertible note payable, net of debt discount and issuance cost of $3,251,865 and $0, respectively	14,901,244	-
Deferred revenue	61,508	512,397
Total current liabilities	21,601,538	4,623,914

Long-Term Liabilities:
Notes payable	300,000	300,000
Convertible notes payable, net of current	15,146,891	-
Accrued interest	217,594	40,152
Operating lease liabilities, net of current	2,456,315	241,677
Total long-term liabilities	18,120,800	581,829
Total liabilities	39,722,338	5,205,743

Commitments and Contingencies (Note 14)

Stockholders’ Equity
Preferred stock - par value $0.0001; 5,000,000 shares authorized at December 31, 2022 and December 31, 2021, respectively, and none issued or outstanding at December 31, 2022 and December 31, 2021, respectively	-	-
Preferred stock, Series A - par value $0.0001; 5,000,000 shares authorized at December 31, 2022 and December 31, 2021, respectively, and none issued or outstanding at December 31, 2022 and December 31, 2021, respectively	-	-
Common stock - par value $0.0001; 116,666,667 shares authorized; 44,108,661 and 40,990,604 issued and outstanding, respectively December 31, 2022 and December 31, 2021, respectively	4,411	4,099
Additional paid in capital	211,733,690	192,502,122
Accumulated deficit	(153,515,194)	(80,273,389)
Total stockholders’ equity	58,222,907	112,232,832
Total liabilities and stockholders’ equity	$97,945,245	$117,438,575

ONDAS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2022	2021

Revenues, net	$2,125,817	$2,906,771
Cost of goods sold	1,016,654	1,810,942
Gross profit	1,109,163	1,095,829

Operating expenses:
General and administration	23,618,823	11,781,503
Sales and marketing	3,456,257	1,487,394
Research and development	24,044,005	5,800,549
Goodwill impairment	19,419,600	-
Total operating expenses	70,538,685	19,069,446

Operating loss	(69,429,522)	(17,973,617)

Other income (expense), net
Other income (expense), net	(76,127)	591,900
Interest income	25,542	11,578
Interest expense	(3,761,698)	(575,685)
Total other income (expense), net	(3,812,283)	27,793

Loss before benefit from income taxes	(73,241,805)	(17,945,824)

Benefit from income taxes	-	2,921,982

Net loss	$(73,241,805)	(15,023,842)

Net loss per share - basic and diluted	$(1.73)	$(0.44)

Weighted average number of common shares outstanding, basic and diluted	42,242,525	34,180,897

ONDAS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITES
Net loss	$(73,241,805)	$(15,023,842)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	449,458	116,231
Amortization of debt discount and issuance cost	3,545,843	120,712
Provision for obsolete inventory	-	100,254
PPP Loan forgiveness	-	(666,091)
Amortization of intangible assets	3,570,090	1,396,364
Deferred income taxes, release of valuation allowance	-	(2,921,982)
Amortization of right of use asset	833,940	302,931
Retirement of assets	382,060	-
Impairment of goodwill	19,419,600	-
Loss on Intellectual Property	12,343	97,789
Stock-based compensation	5,857,435	3,253,590
Changes in operating assets and liabilities:
Accounts receivable	1,108,919	(1,153,315)
Inventory	(994,672)	(126,494)
Other current assets	(300,003)	(696,280)
Accounts payable	554,744	(86,658)
Deferred revenue	(450,889)	314,370
Operating lease liability	(684,205)	(336,432)
Accrued expenses and other current liabilities	1,974,066	(1,586,563)
Net cash flows used in operating activities	(37,963,076)	(16,895,416)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent costs	(49,501)	(104,112)
Purchase of equipment	(2,880,900)	(923,718)
Cash paid for Ardenna Inc. asset acquisition	(900,000)	-
Purchase of American Robotics, Inc., net of cash acquired	-	(6,517,338)
Investment in Dynam A.I.	(1,000,000)	(500,000)
Cash paid for Field of View LLC asset acquisition	(104,167)	-
Security deposit	-	(165,463)
Cash disbursement on note receivable	(2,000,000)	(2,000,000)
Net cash flows used in investing activities	(6,934,568)	(10,210,631)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock, net of costs	-	47,523,569
Proceeds from exercise of stock options and warrants	64,909	1,461,146
Proceeds from convertible notes payable, net of issuance costs	27,702,292	-
Payments on loan payable	-	(7,124,278)
Proceeds from sale of shares under ATM agreement	6,090,416	-
Net cash flows provided by financing activities	33,857,617	41,860,437

Increase (Decrease) in cash and cash equivalents	(11,040,027)	14,754,390
Cash and cash equivalents, beginning of period	40,815,123	26,060,733
Cash and cash equivalents, end of period	$29,775,096	$40,815,123

Ondas Holdings Inc. Reconciliations

(Unaudited)

	Three Months Ended December 31,
	2022	2021
Net loss	$(38,261,639)	$(4,149,683)
Depreciation expense	169,264	38,406
Amortization of debt discount/interest expense	3,745,284	31,093
Amortization of Intangible Assets	843,793	714,126
Stock-based compensation	1,490,071	1,298,517
Benefit from income taxes	-	(2,921,982)
Goodwill impairment	19,419,600	-
Adjusted EBITDA	$(12,593,627)	$(4,989,523)

	Years Ended December 31,
	2022	2021
Net loss	$(73,241,805)	$(15,023,842)
Depreciation expense	449,458	116,231
Amortization of debt discount/interest expense (income)	3,812,283	(27,793)
Amortization of Intangible Assets	3,570,090	1,396,364
Stock-based compensation	5,857,435	3,253,590
Benefit from income taxes	-	(2,921,982)
Goodwill impairment	19,419,600	-
Adjusted EBITDA	$(40,132,939)	$(13,207,432)

See the “Non-GAAP Financial Measures” section above.